Exhibit 99
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ALBEMARLE CORPORATION AND SUBSIDIARIES
FIVE-YEAR SUMMARY

(In Thousands Except Per-Share Amounts)
Years Ended December 31             1999        1998        1997       1996        1995
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
RESULTS OF OPERATIONS

Net sales                         $845,925    $820,862    $829,850   $854,481   $1,244,222
Costs and expenses(1)              731,799     695,147     709,143    761,055    1,127,259
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Operating profit                   114,126     125,715     120,707     93,426      116,963
Interest and financing
 expenses (2)                        8,379       4,487         719      2,529       13,265
Gain on
 sales of investments/businesses
 (3)                               (22,054)          -           -   (158,157)     (23,427)
Other income, net                     (937)     (1,570)       (917)    (4,025)      (4,468)
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Income before income taxes         128,738     122,798     120,905    253,079      131,593
Income taxes                        39,909      38,066      40,923     97,020       53,363
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Net income                        $ 88,829    $ 84,732    $ 79,982   $156,059    $  78,230
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FINANCIAL POSITION AND
OTHER DATA
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Total assets                      $954,094    $937,797    $888,181   $846,261   $1,204,491
Operations:
  Working capital                 $201,246    $203,594    $184,176   $111,193   $  234,568
  Current ratio                  2.53 to 1   2.89 to 1   2.64 to 1  1.75 to 1    2.21 to 1
  Depreciation and amortization  $  75,750    $ 75,012    $ 69,044   $ 71,044   $   94,131
  Capital expenditures           $  77,569    $ 76,747    $ 85,284   $ 90,439   $  112,412
  Research and development
   expenses                      $  34,288    $ 29,655    $ 31,446   $ 30,442   $   29,541
 Gross margin as a % of net
  sales                               31.3        31.8        31.5       28.5         22.3
Total long-term debt (2)          $159,760    $192,938    $ 91,793   $ 31,863   $  217,112
Equity (4)                        $490,564    $451,667    $517,336   $505,198   $  622,566
Total long-term debt as a % of
 total capitalization                 24.6        29.9        15.1        5.9         25.9

COMMON STOCK
Basic earnings per share         $    1.89    $   1.64    $   1.45    $  2.67   $     1.18
Shares used to compute basic
 earnings per share (4)             46,889      51,558      55,164     58,353       66,069
Diluted earnings per share       $    1.87    $   1.63    $   1.44    $  2.65   $     1.18
Shares used to compute diluted
 earnings per share(4)              47,513      52,136      55,668     58,842       66,352
Cash dividends declared
 per share                       $     .40    $    .37    $    .32    $   .25   $      .21
Shareholders' equity
 per share (4)                   $   10.62    $   9.61    $   9.60    $  9.18   $     9.42
Return on average shareholders'
equity                                18.9%       17.5%       15.6%      27.7%        13.4%
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
(1) 1999 costs and expenses include a special charge of $10,692
($6,717 after income taxes) for work-force reductions at certain of the Company's facilities.

(2) Total long-term debt and interest and financing expenses for 1996 reflect the paydown of debt from the proceeds received from the March 1, 1996, sale of the alpha olefins, poly alpha olefins and synthetic alcohols businesses (Olefins Business).

(3) 1999 gain on the sale of investment in Albright & Wilson stock ($14,381 after income taxes). 1996 gain on the sale of the Olefins Business ($94,377 after income taxes). 1995 gain on the sale of the electronic materials business ($14,542 after income taxes).

(4) 1999 equity includes the effect of third and fourth quarter purchases of 182,000 and 675,400 common shares, respectively. 1998 equity includes the effect of the purchase of 5,738,241 common shares through a tender offer finalized on September 30, 1998, and additional first, second and third quarter purchases of 772,100, 338,600 and 63,800 common shares, respectively. 1997 equity includes the effect of the fourth quarter purchase of 1,560,300 common shares. 1996 equity includes the effects of the purchase of 9,484,465 common shares through a tender offer concluded on April 1, 1996, and additional second and third quarter purchases of 275,400 and 1,481,100 common shares, respectively.

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